Exhibit 10.1

SEPARATION AGREEMENT
AND FULL RELEASE OF CLAIMS

This Separation Agreement and Full Release of Claims (the "Agreement") is by and between Energy Transfer Partners, L.P. and its subsidiaries and affiliates (“ETP” or “Employer”) and Michael J. Hennigan ("Employee").
WHEREAS, the merger (the “Merger”) and other related transactions contemplated pursuant to that certain Agreement and Plan of Merger, dated as of November 20, 2017, as may be amended, the (“Merger Agreement”) between ETP and Sunoco Logistics Partners L.P. (“SXL”);
WHEREAS, in connection with the Merger, the Employee was offered the position of president, Crude, NGL and Refined Products of ETP;
WHEREAS, the Employee’s offer letter also provided the Employee with an option to voluntarily terminate his employment with ETP at any-time prior to the first anniversary of the closing date of the Merger, upon applicable notice and receive the same severance payments and benefits offered to other VP level and up employees terminated in connection with the integration process to identify efficiencies and synergies, including with respect to the workforce of the combined organization;
WHEREAS, in addition, the Employee would be eligible to receive accelerated vesting of certain unvested restricted units awarded under the Sunoco Partners LLC Long-Term Incentive Plan, which plan has been renamed in connection with the Merger to the Energy Transfer Partners, L.L.C. Long-Term Incentive Plan (the “Unit Plan”) in exchange for the restrictive covenant contained in Section 6;
WHEREAS, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, the Employer has agreed, in accordance with the terms and conditions of this Agreement as set forth below, to make a severance payment (the “Severance Payment”) to the Employee pursuant to the Energy Transfer/SXL Merger Severance Plan.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Separation from Employment. Employee’s employment with Employer shall terminate effective June 16, 2017 (the "Termination Date").

2.	Consideration for Signing. As consideration for this Agreement the Employer agrees to the following:

(a)
Employer agrees to pay Employee a Severance Payment under the Energy Transfer/SXL Merger Severance Plan in the total gross amount of Six Hundred Thirty-Seven ($637,500.00), less required governmental payroll deductions, which is an amount

Exhibit 10.1

equal to 52 weeks of Employee’s base pay at its current rate. This Severance Payment will be paid out in accordance with the Employer’s then current payroll practices, currently bi-weekly payments on or before the second regularly scheduled pay day after the Effective Date as defined herein. Employee shall be entitled to receive the Severance Payment, provided that Employee executes this Agreement in a timely manner without revocation as provided for in this Agreement.

(b)
As further consideration, commencing on July 1, 2017, Employer shall provide the Employee, at no cost to the Employee, three (3) month(s) of continued health insurance coverage (beginning with the first day of the first month after the Termination Date) under the Employer’s health insurance plan and the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), subject to the terms, conditions and limitations of that health insurance plan. Employee must (i) be enrolled in the Employer health insurance plan on the Termination Date to be eligible for continued coverage; and (ii) make such elections and take such other actions as may be required by the health insurance plan and applicable law to receive continued coverage.

(c)
As further consideration, Employer shall provide Employee with professional outplacement assistance with the providers and amounts described in Exhibit “A”.  Any additional professional outplacement beyond what is described on Exhibit “A” will be at Employee's sole expense.

(d)
As consideration for Employee’s agreement to be bound by the Non-Solicit/Non-Hire restrictive covenants found in Section 6 of this Agreement, and Employee’s agreement to waive and avoid any challenges to the enforceability of the restrictions in Section 6 as written, Employer agrees to the following:

(i)
As further consideration, ETP shall cause 244,652 restricted common units awarded to the Employee under the Unit Plan to be accelerated in their vesting (the “Restrictive Covenant Units”). Employee understands that in connection with this Section 2(d), Employee will be responsible for any and all applicable government withholdings in connection with the vesting of the Restrictive Covenant Units. ETP will settle any applicable governmental withholding through the sale and withholding of common units. ETP will settle any applicable governmental withholding through the sale and withholding of common units. Employee further understands and acknowledges that Employee would not otherwise be eligible for accelerated vesting of the Restrictive Covenant Units, or payment of any amounts, under the Unit Plan, as the Unit Plan generally requires continuing employment on the vesting dates of the awards in order to receive them. The Employee further understands and agrees that other than the Restrictive Covenant Units any and all awards to the Employee outstanding under the Unit Plan shall be terminated and cancelled as of his/her Termination Date.

Exhibit 10.1

The consideration given to Employee hereunder is expressly and completely conditioned upon Employee's full compliance with the terms and conditions set forth herein, including Employee’s agreement to waive any and all claims that the provisions of Section 6 are not fully enforceable as written, and Employee’s agreement not to sue or otherwise pursue any legal claim contrary to the foregoing waiver. Notwithstanding anything herein to the contrary, and in addition to any and all other remedies and alternatives which may be available at law or in equity, in the event of a breach or threatened breach of the provisions of this Agreement by Employee, Employer may (in its sole discretion) cease without further obligation to Employee to make any of the remaining payments set forth in this Section.

3.
No Additional Benefits. Employee agrees that this Agreement resolves any and all outstanding issues arising from Employee’s employment and Employee acknowledges and agrees that Employee has received all compensation and benefits to which Employee would otherwise be entitled through the Termination Date and shall receive no other compensation or benefits from Employer other than those set forth above, including under the Energy Transfer/SXL Merger Severance Plan, the Energy Transfer Non-Midstream Severance Plan, the Sunoco GP LLC Severance Plan, the Energy Transfer Partners GP, L.P. Severance Plan, the Energy Transfer Partners, L.L.C. Annual Bonus Plan, the Sunoco Partners LLC Annual Bonus Plan, and/or the Unit Plan. However, Employee shall retain any vested interest and vested rights that Employee may otherwise have under any employee benefit plan sponsored by Employer (including any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended), subject to the terms and conditions of such plan.

4.
Release of Claims. Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically the payments and considerations set forth in Section 2 (a)-(d) above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of him or herself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES Employer and Employer’s parent entities, specifically including Energy Transfer Equity, L.P. and its and their respective past and present subsidiaries, affiliates (specifically including Sunoco Partners LLC, Sunoco Partners Lease Acquisition & Marketing LLC, Energy Transfer Partners, LLC, and La Grange Acquisitions, LP), partners, directors, officers, owners, shareholders, unitholders, employees, predecessors, joint employers, successor employers, agents and benefit plans (including without limitation, plan sponsors, insurers, trustees, administrators, and fiduciaries), and each of them (collectively "Released Parties"), of and from any and all debts, obligations, claims, counterclaims, demands, judgments, and/or causes of action of any kind whatsoever (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring

Exhibit 10.1

at any time before, or at the time of, Employee's signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys' fees, expenses, reimbursements, costs of any kind or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands, and/or causes of action arising out of Employee’s employment or termination from employment with Employer, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with Employer or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Employer to the date and time of execution of this Agreement.
Nothing in this Agreement (including Sections 8 Confidentiality of Agreement, 9 Negative Statements By Employee, or 11 Cooperation of this Agreement) is intended to limit in any way Employee’s right or ability to file a charge with or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any laws.  However, this Agreement does bar Employee’s right to recover any personal or monetary relief arising out of any charge, lawsuit, or arbitration, brought by the Employee or anyone on his or her behalf, based on any claim(s) covered by the release in this Agreement.
Employee has a period of forty-five (45) days in which to consider this Agreement and its Exhibits. Employee may choose to sign this Agreement prior to the expiration of the forty-five (45) day period, but is not required to do so. Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement. The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the "Effective Date"). To revoke this Agreement, Employee must provide written notice of revocation to Employer at Attention: Christopher Curia, Executive Vice President and Chief Human Resources Officer, 1300 Main Street 15th Floor, Houston, TX 77002, prior to the expiration of the seven (7) day revocation period. No payments under this Agreement shall be due until the expiration of the

Exhibit 10.1

seven (7) day revocation period. Employer hereby advises Employee to consult with an attorney concerning this Agreement prior to signing the Agreement.

5.
Confidential and Proprietary Information. Employee acknowledges, agrees and stipulates that during his or her employment Employee had access to confidential and proprietary information relating to the business and affairs of Employer and its parent, subsidiary, and affiliated entities including, by way of example, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information; (ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about pending or threatened legal or regulatory proceedings; (iv) information about employees and the terms and conditions of their employment; (v) computer techniques, programs and software; (vi) information about potential acquisitions or divestitures; and (vii) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, "Confidential Information"). Employee agrees that Employee shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity. Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause Employer irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Employee, Employer shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which Employer may pursue.

6.
Non-Solicit/Non-Hire Restrictive Covenant. Employee stipulates that the provisions of this Agreement regarding the acceleration of certain unvested equity awards under the Unit Plan referred to in Section 2(d)(i), and other provisions of this Agreement, and the purpose of the restrictions provided for below, are ancillary and related agreements with a common or related purpose in protecting the goodwill of the Employer and aligning the Employee’s interests with those of the Employer.

(a)
Employer and Employee acknowledge and agree that in performing the duties and responsibilities of his/her employment with the Employer, Employee has occupied a position of fiduciary trust and confidence, pursuant to which Employee has developed and acquired knowledge with respect to all aspects of the business carried

Exhibit 10.1

on by the Employer, and the manner in which such business is conducted. It is the express intent and agreement of Employee and the Employer that such knowledge shall not be used in any manner detrimental to Employer’s business by Employee.

(b)
For the period beginning on the Termination Date and continuing for a period of twenty-four (24) months thereafter, Employee acknowledges and agrees that he/she shall not for any reason, either directly or indirectly (without the prior written consent of the Employer) acting alone or in conjunction with others (i) solicit, induce, attempt to influence, any employee of the Employer, its subsidiaries or its affiliates to terminate employment with Employer or any of its subsidiaries and affiliates at an exempt/professional level (i.e. Analyst/Specialist) or above, or to accept employment with any entity (including affiliates or subsidiaries) of the Employee’s employer; or (ii) participate in any hiring, employment or retaining in any capacity, at a business in which Employee becomes a director, officer or employee of or consultant to, (a) of any active employee of Employer, its subsidiaries or its affiliates (expressly including Energy Transfer Equity, L.P., Energy Transfer Partners, L.L.C., LaGrange Acquisitions LP, Sunoco Partners LLC and Sunoco Partners Lease Acquisition & Marketing LLC); or (b) of any employee who was actively employed by Employer, its subsidiaries or affiliates (expressly including Energy Transfer Equity, L.P., Energy Transfer Partners, L.L.C., LaGrange Acquisitions LP, Sunoco Partners LLC and Sunoco Partners Lease Acquisition & Marketing LLC) within the previous six (6) months. Employer acknowledges that the non-solicit restrictions of this Section 6 shall not be violated by general advertising not targeted at employees of the Employer, its subsidiaries or affiliates, but such general advertising shall not, once a candidate/employee covered by this Section is identified, relieve Employee of his/her obligations under this Section 6(b).

(c)
Employee agrees that prior to or upon commencement of a role in a new entity as a director, officer, employee, partner, consultant, agent and/or advisor to promptly advise such entity in writing of the existence of the requirements of this Section 6 and Employee’s inability to solicit or participate in any way in the hiring of any employee of the Employer, its subsidiaries or its affiliates. Employer acknowledges that any disclosure of the provisions of this Section 6 by the Employee in accordance herewith shall be an approved disclosure and not in violation of Section 8 hereof.

(d)
Employee specifically recognizes and affirms that the provisions of Section 6 are material and essential terms of this Agreement. Employee further acknowledges and agrees that if the non-solicit/non-hire restrictive covenants found in Section 6 is determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, then Employer shall be entitled to receive from Employee all Restrictive Covenant Units held by Employee. In the event Employee has sold any or all of the Restrictive Covenant Units obtained under Section 2(e)(i) of this Agreement, then Employer shall be entitled to receive from Employee a payment

Exhibit 10.1

equal to the fair market value of the Restrictive Covenant Units on the date of sale, transfer or other disposition.

(e)
Employee acknowledges and agrees that the Employer will suffer irreparable harm if Employee breaches any of the obligations under this Section 6, and that monetary damages would be impossible to quantify and inadequate to compensate the Employer for such a breach. Accordingly, Employee agrees that in the event of a breach, or a threatened breach, by Employee of any of the provisions of this Section 6, the Employer shall be entitled to seek, in addition to any other rights, remedies or damages available to the Employer at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any other persons directly or indirectly acting for, or on behalf of, or in concert with, Employee, and that the Employer shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.

(f)
Notwithstanding the irreparable nature of the harm created by a violation as described in part (e) above, in the event Employee violates Section 6 and thereby contributes in any way to the Employer’s loss of an employee before injunctive relief can be issued, in order to compensate for a portion of the harm caused by the violation and the Employer’s loss of the employee at issue, Employee shall pay Employer a sum equal to 30% of the total annual compensation paid to the employee that the Employer lost, which shall be calculated using the last base salary and full bonus paid to the employee by the Employer. The parties stipulate that this payment is remedy in addition to, and not lieu of the injunctive relief and other remedies provided for in part (e) above. The payment provided for herein is a reasonable estimate of only a portion of the damage caused by a violation and it will not be construed to prevent injunctive relief to prevent further violations.

(g)
Employee hereby agrees that all restrictions contained in this Section 6 are reasonable, valid and necessary to protect the Employer’s Confidential Information, goodwill and proprietary business interests. Employee further agrees never to file any lawsuit or claim challenging or otherwise seeking to modify or restrict the non-solicitation/non-hire provisions set forth in Section 6 of this Agreement. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as time or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any covenant or provision of this Section 6 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall

Exhibit 10.1

remain in full force and effect. The provisions of this Section 6 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

7.
Employer's Property. Employee represents that Employee has returned to Employer all written and electronic records, communications, reports, and other materials and data, including any copies, and also all other tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to Employer and are in Employee's possession or under Employee's control.

8.
Confidentiality of Agreement. Employee agrees not to discuss, disclose or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except to Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by law. Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss or otherwise communicate with, among other persons, any of Employer’s current or former employees regarding the terms, including the payments or other consideration, included in this Agreement.

9.
Negative Statements By Employee. To the extent permitted and consistent with law, Employee further agrees that Employee shall make no derogatory, disparaging, defamatory or otherwise negative statements, oral or written, concerning, Employer or any of Employer's parents, subsidiaries or affiliates or any officers, directors, or employees of any of those businesses or any of the services or products of any of those businesses. This paragraph is not intended to limit any rights that Employee has under any statute, regulation, or other law.

10.
Expense Reimbursement. Employee agrees that any expense reimbursements for expenses incurred during Employee's employment with Employer must be submitted for reimbursement to Employer within six (6) months of the Termination Date. With regard to the required form for any reimbursement request and supporting documentation, Employer's normal policies and rules apply. Employer retains its normal right to reject or approve expense reimbursements subject to its normal policies. Any expense reimbursements submitted by Employee more than six (6) months following the Termination Date shall not be approved.

11.
Cooperation. For a period of twenty-four (24) months following the Termination Date, Employee agrees to cooperate with Employer as reasonably requested by responding to questions, attending meetings, depositions, governmental proceedings and court hearings, and by cooperating with Employer and its accountants and legal counsel with respect to any investigations, claims or litigation or business, accounting, audit, legal or regulatory issues of which Employee has knowledge. Employer agrees to reimburse Employee for reasonable out-of-pocket expenses

Exhibit 10.1

actually incurred for travel, meals and lodging, in accordance with Employer's then existing policies, for providing cooperation specifically requested by Employer.

12.	Non-Admission. This Agreement, and the payment of money and other consideration provided by Employer under this Agreement, is not an admission or indication of any wrongdoing by Employer or Employee.

13.
Entire Agreement. Employee agrees that this Agreement constitutes the complete agreement between the parties and that no other representations have been made by Employer and that the terms hereof may not be modified except by a written instrument signed by Employer and Employee.

14.	Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

15.	Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas without regard to any conflict of laws provisions thereunder.

16.	Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.

17.
Knowing and Voluntary: At the time Employee originally received this Agreement, Employee received a copy of the document entitled "ETP/SXL Merger Integration Initiative Informational Disclosure," a copy of which is attached hereto as Exhibit “B”. By signing below, Employee knowingly and voluntarily accepts this Agreement and Exhibit “B” and does so of Employee's own free will.

18.
Section 409A: Notwithstanding anything in this Agreement to the contrary, the parties intend that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable, and this Agreement shall be interpreted in a manner consistent with such intent. Notwithstanding anything to the contrary, to the extent that any benefit under this Agreement is determined to be subject to Section 409A of the Code, in no event shall the Employer or any of its affiliates, or any director, officer, employee, delegate, agent or representative thereof, be responsible for any tax, penalty or other liability arising from a violation of Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth below.

ENERGY TRANSFER PARTNERS, L.P.
By: Energy Transfer Partners, GP, L.P., its general partner
By: Energy Transfer Partners, L.L.C., its general partner

____________________________________
Christopher Curia, EVP & CHRO

Dated: _______________________________

EMPLOYEE

____________________________________
Michael J. Hennigan

Dated: _______________________________

Please return executed originals of this Agreement by regular mail to Christopher Curia, Executive Vice President and Chief Human Resources Officer, 1300 Main Street 15th Floor, Houston, TX 77002 or by facsimile to (713) 989-1120.